Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 200,000 shares of common stock pertaining to the BD 401(k) Plan of Becton, Dickinson and Company of our reports: (a) dated November 25, 2025, with respect to the consolidated financial statements of Becton, Dickinson and Company and the effectiveness of internal control over financial reporting of Becton, Dickinson and Company included in its Annual Report (Form 10-K) for the year ended September 30, 2025, and (b) dated June 27, 2025, with respect to the financial statements and schedule of the BD 401(k) Plan included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
New York, New York
May 7, 2026